Exhibit 99.1

Mesa Laboratories Executes Previously-Announced Strategic Financing Plan

Lakewood, CO — August 18, 2025

Mesa Laboratories, Inc. (NASDAQ: MLAB) (we, us, our, “Mesa” or the “Company”) today announced that it has executed on its previously-announced financial strategy, repaying $97.5 million aggregate principal of the Company’s 1.375% Convertible Senior Notes due August 2025 (the “2025 Notes”). On August 12, 2025, the Company drew $97.0 million under its existing Amended and Restated Credit Agreement (the “Credit Agreement”), bringing the total outstanding balance to $108 million. The proceeds from the draw were used to settle the 2025 Notes that matured on August 15, 2025.

"This transaction reflects the disciplined execution of a plan we communicated in April, 2024," said John Sakys, Chief Financial Officer. "We’ve taken deliberate steps to optimize our capital structure using our Credit Facility, reducing potential dilution to our shareholders from the use of a hybrid debt instrument while supporting Mesa’s long-term growth."

The interest rate on the Credit Facility, currently 7.18%, will decrease in line with future Federal Funds Rate reductions, along with an additional 25 basis point reduction triggered when Mesa’s net leverage ratio falls below 3.0x which we expect to happen no later than the third quarter of this fiscal year. We expect interest payments for the second quarter of fiscal year 2026 to be approximately $2.7 million, and we expect to make interest payments of $3.1 million or lower in each quarter thereafter, at current outstanding debt levels.

Under the definition in our Credit Agreement, total net leverage ratio is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense. Our total net leverage ratio was 3.16 as of June 30, 2025.

Our strong cash flow profile is sufficient to service our outstanding debt. We made over $7 million in principal payments on our outstanding debt positions in the first quarter of fiscal year 2026 and we expect to make principal payments of approximately $20.0 million for quarters 2 through 4 of fiscal year 2026, with higher payments expected in fiscal year 2027.

The following table reflects the debt that is outstanding on our debt instruments following the transaction:

Debt Instrument	Prior to Payment of 2025 Notes	Payment of Convertible Notes	Debt Balances as of August 15, 2025
Revolver	$11,000,000	$97,000,000	$108,000,000
Term Loan	70,312,500	-	70,312,500
2025 Notes	97,500,000	(97,500,000)	-
Total Debt	$178,812,500	$ (500,000) (A)	$178,312,500

(A)	Reflective of payment made from Mesa’s cash balance.

Mesa remains committed to prudent financial management and delivering value to shareholders through strategic execution and operational discipline.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help its customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections.  Forward-looking statements include statements relating to the use of proceeds from the Term Loan and the Revolver, the closing of the 2025 Note repurchase, the source of funds to pay amounts due upon maturity of the remaining 2025 Notes, and the Company’s future Net Leverage Ratio. Generally, the words “expect,” “anticipate,” “seek,” “intend,” “plan,” “believe,” “could,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements are based upon current information and expectations. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements, and our business, see our Annual Report on Form 10-K for the year ended March 31, 2025, as well as other risks and uncertainties detailed from time to time in our reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof, to provide any updates, or to reflect the occurrence of future events.

CONTACT: Gary Owens; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com